UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 29, 2016 Date of report (Date of earliest event reported)

LifeLock, Inc. (Exact Name of Registrant as Specified in Charter)

Delaware	001-35671	56-2508977
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 East Rio Salado Parkway, Suite 400 Tempe, Arizona 85281 (Address of principal executive offices and zip code) (480) 682-5100 (Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On August 29, 2016 the Compensation Committee (the “Committee”) of the Board of Directors of LifeLock, Inc. (the “Company”), in consultation with the Committee’s independent compensation consultant, completed a review of the Company’s executive severance and other termination benefits with a goal to standardize benefits across the Company for executives and other eligible employees. As a result of such review, the Committee approved the LifeLock, Inc. Severance Plan (the “Plan”) to provide specified severance pay and benefits to eligible employees of the Company and its subsidiaries, including Ty Shay, the Company’s Chief Marketing Officer and other executive officers, who (a) incur qualifying terminations of employment, and (b) abide by the terms and conditions of participation in, and receipt of such pay and benefits, as set forth in the Plan. Under the Plan, in the event of a Participant’s Involuntary Termination, including a Constructive Termination not during a Change in Control Period (each as defined in the Plan), and other than by his/her death or disability, the Participant may be entitled to receive certain benefits from the Company, including a lump sum payment or continuing payments of cash in an aggregate amount of 6 to 12 months (18 months for a Chief Executive Officer who is a Participant) of a Participant’s then current salary and 6 to 12 months (18 months for a Chief Executive Officer who is a Participant) of continued health coverage. In the event of a Participant’s Involuntary Termination, including a Constructive Termination, during a Change in Control Period, and other than by the Participant’s death or disability, the Participant may be entitled to receive a cash payment in an aggregate amount of 6 to 12 months (18 months for a Chief Executive Officer who is a Participant) of a Participant’s then current salary, up to 100% of the Participant’s target bonus for the year in which the qualifying Involuntary Termination occurred, 100% acceleration of all unvested time based equity and 6 to 12 months (18 months for a Chief Executive Officer who is a Participant) of continued health coverage. Among other conditions to receive the benefits under the Plan, a Participant must sign and not revoke a separation and release of claims agreement in a form reasonably satisfactory to the Company.
Also on August 29, 2016, the Committee approved the terms of amendments to the employment agreements with each of Hilary Schneider, Chief Executive Officer and President, Todd Davis, Executive Vice Chairman and Doug Jeffries, Chief Financial Officer and Chief Administrative Officer (the “Executives”) to make certain terms of those employment agreements with the executives to be consistent with certain defined terms as set forth in the Plan. In addition, the employment agreements are expected to be amended to reflect that each of the Executives will be entitled to receive 100% of their respective target bonus amount subject the same terms and conditions as those in the Plan for the respective level of participation benefits, in the event of a Change in Control.
The descriptions of the Plan and the amendment to the existing employment agreements are not complete and are qualified in their entirety by the actual terms of the Plan and the form of amendment, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFELOCK, INC.
Date:	September 2, 2016	By:	/s/ Sharon Segev
Sharon Segev
Executive Vice President, General Counsel and Secretary